Exhibit 5.1
GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
ATTORNEYS AT LAW
516 SOUTH NEW HOPE ROAD
P.O. BOX 2636
GASTONIA, NORTH CAROLINA 28053-2636
704-865-4400

CHARLES D. GRAY III (OF COUNSEL)
DAVID A. LAYTON ++
JOHN D. KERSH, JR.+/****
T. J. SOLOMON II*	BANKRUPTCY LINE 704-865-6265
P. WAYNE SIGMON **/***	FACSIMILE 704-866-8010
DAVID M. FURR**/+
DAVID W. SMITH III ++	*ALSO LICENSED IN SOUTH CAROLINA
WILLIAM E. MOORE, JR.	**ALSO LICENSED IN FLORIDA
JOHN H. GRIFFING*/****	***BOARD CERTIFIED SPECIALIST IN BANKRUPTCY LAW
EMILY H. LEAZER+	****BOARD CERTIFIED SPECIALIST IN ESTATE PLANNING
TED F. MITCHELL*	AND PROBATE
+ MASTER OF LAWS IN TAXATION
++ N.C. STATE CERTIFIED MEDIATOR
May 15, 2006
Digital Recorders, Inc.
Sterling Plaza, Box 26
5949 Sherry Lane, Suite 1050
Dallas, Texas 75225
Gentlemen:
     We have acted as counsel to Digital Recorders, Inc., a North Carolina corporation (the “Company”), in connection with the authorization and issuance of (i) 100 shares of the Company’s Series. I Redeemable Convertible Preferred Stock, par value $.10 per share (“Series I Stock”), to Transit Vehicle Technology Investments, Inc. (the “Investor”) pursuant to that certain Share Purchase Agreement dated March 21, 2006 (the “Investor Purchase Agreement”), (ii) a warrant to purchase 93,750 shares of common stock issued by the Company to the Investor in connection with the Purchase Agreement, (iii) a warrant to purchase 550,000 shares of common stock issued by the Company to Laurus Master Fund, Ltd. (“Laurus”) on March 15, 2006, (iv) a warrant to purchase 80,000 shares of common stock issued by the Company to Laurus on April 28, 2006, (v) 50 shares of the Company’s Series H Convertible Preferred Stock, par value $.10 per share (“Series H Stock”), to John D. Higgins (the “Director”) pursuant to that certain Share Purchase Agreement dated October 31, 2005 (the “Director Purchase Agreement”) and (vi) a warrant to purchase 55,000 shares of common stock issued by the Company to the Director on October 31, 2005. On the date hereof, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed sale by the selling shareholders identified in the Registration Statement of up to 1,375,384 shares of the Company’s common stock, par value $.10 per share (“Common Stock”), consisting of 418,750 shares of Common Stock convertible from the Series I Stock (including 106,250 shares of Common Stock convertible from Series I Stock

Digital Recorders, Inc.

May 15, 2006
that may be issued as dividends on the Series I Stock issued to the Investor) (the “Series I Conversion Shares”), 177,884 shares of Common Stock convertible from the Series H Stock (including 57,692 shares of Common Stock convertible from Series H Stock that may be issued as dividends on the Series H Stock issued to the Director) (the “Series H Conversion Shares”) and 778,750 shares issuable upon the exercise of the warrants described above (the “Warrant Shares” and, collectively with the Series I Conversion Shares and the Series H Conversion Shares, the “Shares”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have relied upon statements of responsible officers of the Company.
     Based upon the foregoing and in reliance thereon, it is our opinion that the Series I Stock held by the Investor and the Series H Stock held by the Director, each as identified in the Registration Statement, has been duly authorized by the Company, and that the shares of Common Stock convertible from the Series I Stock and Series H Stock are, and the Warrant Shares when issued upon exercise of the Warrants in accordance with their terms will be, legally issued, fully paid and nonassessable.
     We are members of the Bar of the State of North Carolina and do not purport to be experts in the laws of any state or jurisdiction other than the State of North Carolina and the United States.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of our previous opinions dated May 26, 2004, April 13, 2005 and August 22, 2005 as Exhibits 5.2, 5.3 and 5.4, respectively. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and

Digital Recorders, Inc.

May 15, 2006
regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

GRAY, LAYTON, KERSH, SOLOMON, SIGMON, FURR & SMITH, P.A.
DMF: skl	By:	/s/ David M. Furr
David M. Furr